ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

     The Investment Advisory Agreement (the "Agreement"), made the 8th day of March, 1990 and amended the 15th day of May, 1995, the 19th day of November, 1997, the 29th day of March, 1999, the 15th day of March, 2002, and the 21st day of March, 2003 between the OneAmerica Funds, Inc. (the "Fund"), a Maryland corporation, and American United Life Insurance Company(R) (the "Adviser" or "AUL"), a life insurance company domiciled in Indiana, is hereby amended by the addition of the provisions set forth in this addendum to the Agreement, which is made this 12th day of March, 2004.

WITNESSETH:

     WHEREAS, the Fund has appointed American United Life Insurance Company(R) to serve as the Investment Adviser to the Fund under the terms and conditions of the Agreement; and

     WHEREAS, the Fund has agreed to made certain payments to AUL for performing the services set forth in the Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     Paragraph 2(i), "Adviser's Duties," of the Agreement is hereby amended by this Addendum to read as follows:

     (i). Subject to the approval of the Fund's Board of Directors and, to the extent required by law, the shareholders of Portfolios, the Adviser may contract with such other parties as it deems appropriate to obtain investment research, information, investment advisory and management services and other assistance, but any fees, compensation or expenses to be paid to any such party shall be paid by the Adviser, and no obligation shall be incurred on the Fund's behalf in any respect. Notwithstanding the foregoing, the Adviser may utilize soft dollar commissions earned on Fund trades for the purpose of obtaining the aforementioned information or services in lieu of paying for these services outright.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

On Behalf of ONEAMERICA FUNDS, INC.

    /s/ John C. Swhear                  /s/ R. Stephen Radcliffe
__________________________________   ____________________________________
ATTEST: John C. Swhear               R. Stephen Radcliffe
        Assistant Secretary to the   Chairman of the Board of Directors
        Board of Directors

On Behalf of AMERICAN UNITED LIFE INSURANCE COMPANY(R)

   /s/ Thomas M. Zurek                  /s/ Jerry D. Semler
__________________________________   ____________________________________
ATTEST: Thomas M. Zurek              Jerry D. Semler
        Secretary to the             Chairman of the Board and Chief Executive
         Board of Directors           Officer